UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 1, 2016

3D SYSTEMS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34220	95-4431352
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

333 Three D Systems Circle Rock Hill, South Carolina	29730
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (803) 326-3900

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported, effective July 1, 2016, Mr. David R. Styka stepped down from his position of Executive Vice President and Chief Financial Officer of 3D Systems Corporation (the “Company”). Beginning July 1, 2016, Mr. Styka assumed the role of Senior Vice President, Transformation Project Management Office at the Company.

In connection with this new position, on July 1, 2016, the Company entered into an employment agreement with Mr. Styka (the “Styka Employment Agreement”). Under the terms of the Styka Employment Agreement, which the Compensation Committee of the Board of Directors (the “Board”) approved, Mr. Styka will continue to receive a base salary of $363,000 per annum. In addition to his base salary, Mr. Styka will continue to be eligible for (i) cash performance bonus awards subject to the sole discretion of the Compensation Committee of the Board and in accordance with the terms of the bonus plan or program and (2) participation in any applicable stock bonus, restricted stock award, restricted stock unit, stock option or similar plan, if any, implemented by the Company and generally available to executive employees.

Upon termination by the Company without cause or for Constructive Discharge, as defined in the Styka Employment Agreement, Mr. Styka will receive (i) payment of an amount equal to his annual base salary, payable in equal installments over 12 months, less all required withholdings and taxes, or for so long as Mr. Styka complies with the various non-compete and non-solicitation provisions of the Styka Employment Agreement, (ii) payment for unused vacation time accrued in the calendar year in which the termination occurs, (iii) continued payment of a portion of the premiums associated with the Company’s group health plan, as paid by the Company for all other employees of the Company, for a period of twelve months and (iv) in the event that such termination occurs on or prior to December 31, 2017, a pro-rata portion of the performance bonus, if any, with respect to the calendar year in which the termination occurs based on achievement of the Company’s corporate goals as determined by management of the Company and approved by the Company’s Compensation Committee of the Board. In recognition of the diminution in the nature and scope of Mr. Styka’s responsibilities, authority, or duties with the Company from those in effect immediately prior to July 1, 2016, the Styka Employment Agreement permits Mr. Styka to terminate the Styka Employment Agreement, in his sole discretion, on any date prior to April 1, 2017, by providing at least 30 days’ notice and no more than 60 days’ prior written notice to the Company (the “Executive Option”). Any termination of the Styka Employment Agreement pursuant to the exercise of the Executive Option shall constitute a “Constructive Discharge” for purposes of the Styka Employment Agreement.

The Styka Employment Agreement has an initial two year term that automatically renews for additional 12 month terms, unless terminated by either party. The Styka Employment Agreement supersedes and replaces the Severance Agreement, dated May 14, 2015, by and between the Company and Mr. Styka and the U.S. Employee Confidentiality and Non-Solicitation and Arbitration Agreement, dated October 27, 2014, by and between the Company and Mr. Styka.

In connection with the Styka Employment Agreement, Mr. Styka and Company also on July 1, 2016 entered into amendments to (i) the Restricted Stock Purchase Agreement, dated January 14, 2015, by and between the Company and Mr. Styka, (ii) the Restricted Stock Award Agreement, dated May 19, 2015, by and between the Company and Mr. Styka, and (iii) the Restricted Stock Award Agreement, dated November 13, 2015, by and between the Company and Mr. Styka (collectively, the “Restricted Stock Amendments”). The Restricted Stock Amendments provide that in the event Mr. Styka’s employment or service with the Company is terminated on a date prior to the third anniversary of the date of the applicable grant either by the Company without cause, or by Mr. Styka as a result of a Constructive Discharge, as defined in the Styka Employment Agreement, then Mr. Styka’s interest in such restricted stock awards shall become vested and nonforfeitable on a pro-rata basis.

The foregoing descriptions of the Styka Employment Agreement and the Restricted Stock Amendments do not purport to be complete and are qualified in their entirety by reference to the Styka Employment Agreement and the Restricted Stock Amendments, respectively, copies of which are attached as Exhibit 10.1, Exhibit 10.2, Exhibit 10.3 and Exhibit 10.4 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01           Financial Statement and Exhibits.

(d)	Exhibits.

	10.1	Employment Agreement, dated July 1, 2016, by and between 3D Systems Corporation and David R. Styka
	10.2	First Amendment, dated July 1, 2016, to Restricted Stock Purchase Agreement, dated January 14, 2015, by and between 3D Systems Corporation and David R. Styka
	10.3	First Amendment, dated July 1, 2016, to Restricted Stock Award Agreement, dated May 19, 2015, by and between 3D Systems Corporation and David R. Styka
	10.4	First Amendment, dated July 1, 2016, to Restricted Stock Award Agreement, dated November 13, 2015, by and between 3D Systems Corporation and David R. Styka

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

3D SYSTEMS CORPORATION

Date: July 5, 2016	/s/ ANDREW m. JOHNSON
(Signature)

	Name:	Andrew M. Johnson
	Title:	Executive Vice President, Chief Legal Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit Description

10.1	Employment Agreement, dated July 1, 2016, by and between 3D Systems Corporation and David R. Styka
10.2	First Amendment, dated July 1, 2016, to Restricted Stock Purchase Agreement, dated January 14, 2015, by and between 3D Systems Corporation and David R. Styka
10.3	First Amendment, dated July 1, 2016, to Restricted Stock Award Agreement, dated May 19, 2015, by and between 3D Systems Corporation and David R. Styka
10.4	First Amendment, dated July 1, 2016, to Restricted Stock Award Agreement, dated November 13, 2015, by and between 3D Systems Corporation and David R. Styka